UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 23, 2008

LYONDELL CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-10145 (Commission File Number)	95-4160558 (I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas (Address of principal executive offices)	77010 (Zip Code)

(713) 652-7200
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23, 2008, Morris Gelb entered into an agreement as of January 22, 2008 with Lyondell Chemical Company (“Lyondell”) with regard to his continuing employment and the Lyondell Executive Severance Pay Plan (the “ESPP”) (the “Agreement”).  Pursuant to the Agreement, Lyondell acknowledges and agrees that as a result of the change in Mr. Gelb’s position with Lyondell following the December 20, 2007 acquisition of Lyondell by LyondellBasell Industries AF S.C.A. (formerly known as Basell AF S.C.A.) he would have grounds for a constructive termination for good reason under the terms of the ESPP.  The Agreement provides that, in order to induce Mr. Gelb to continue to serve Lyondell, Lyondell agrees that in the event of Mr. Gelb’s termination of employment for any reason, without limitation, during the two year period beginning on December 20, 2007, Lyondell will provide Mr. Gelb with all of the severance benefits set forth under the ESPP (other than the vesting of stock options, all of which vested and were exchanged for cash in connection with the acquisition of Lyondell by LyondellBasell Industries).  The Agreement provides that, while it is anticipated that Mr. Gelb will remain employed with Lyondell for the two year period beginning on December 20, 2007, the parties acknowledge that Mr. Gelb is not obligated to remain employed with Lyondell and Lyondell is not obligated to continue his employment for any specified period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Gerald A. O’Brien
Name:	Gerald A. O’Brien
Vice President, Deputy General Counsel

Date:  January 29, 2008